Exhibit 3.68

ARTICLES OF INCORPORATION
OF

The undersigned, a natural person of the age of 18 years or more and acting as the incorporator, does hereby adopt the following Articles of Incorporation for the purpose of organizing a corporation pursuant to the provisions of the Texas Business Corporation Act.

        FIRST: The name of the corporation is                                                              .

        SECOND: The period of duration of the corporation is perpetual.

        THIRD: The purpose or purposes for which the corporation is organized is to transact any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

        FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 1,000, all of which are of one class and without par value.

        FIFTH: The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least one thousand dollars.

        SIXTH: The following provisions are inserted herein for the purpose of defining, limiting, and regulating the powers of the corporation and of the directors and of the shareholders, provided, however, that said provisions shall not be deemed exclusive of any rights or liabilities otherwise granted or imposed by the laws of the State of Texas:

          1.     The liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of the Texas Business Corporation Act and by the provisions of the Texas Miscellaneous Corporation Laws Act, as the same may be amended and supplemented.

          2.     The corporation shall, to the fullest extent permitted by the provisions of Article 2.02-1 of the Texas Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to or covered by said Article.

          3.     With respect to any matter for which the affirmative vote of the holders of at least a two-thirds portion of the shares entitled to vote is otherwise required by the Texas Business Corporation Act, the act of the shareholders on that matter shall be the affirmative vote of the holders of at least a majority of the shares entitled to vote on that matter, rather than the affirmative vote otherwise required by the Texas Business Corporation Act. With respect to any matter for which the affirmative vote of the holders of at least two-thirds portion of the shares of any class is otherwise required by the Texas Business Corporation Act, the act of the holders of shares of that class on that matter shall be the affirmative vote of the holders of at least a majority of the shares of that class, rather than the affirmative vote of the holders of shares of that class otherwise required by the Texas Business Corporation Act.

          4.     Any action required by the Texas Business Corporation Act to be taken at an annual or special meeting of shareholders, or any action which may be taken at an annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

        SEVENTH: The post-office address of the initial registered office of the corporation in the State of Texas is c/o Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company, 800 Brazos, Austin, Texas 78701, and the name of the initial registered agent of the corporation at such address is Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company.

        EIGHTH: The number of directors constituting the initial Board of Directors of the corporation is one. The individual who is to serve as the sole initial director of the corporation is Essel W. Bailey, Jr. Mr. Bailey's address is 900 Victor's Way, Suite 350, Ann Arbor, Michigan 48108.

        NINTH: The name and address of the incorporator is Stuart D. Logan, Esq., Dykema Gossett PLLC, 1577 N. Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48304-2820.

        TENTH: From time to time any of the provisions of these Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all contracts and rights at any time conferred upon the shareholders of the corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

        Signed on this 23rd day of February, 2000.

/s/ STUART D. LOGAN Stuart D. Logan, Incorporator